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                                                                      Exhibit 99

                                                           FOR IMMEDIATE RELEASE


                                                     CSG Systems, Inc. Contacts:
                                  Joseph Ruble, Vice President & General Counsel
                                          303-796-3955, joe ruble@csgsystems.com
                                                        ------------------------



                     CSG SYSTEMS INTERNATIONAL, INC. URGES
                             SHAREHOLDERS TO REJECT
                 Unsolicited Tender Offer By Peachtree Partners

Denver, Colorado (July 2, 1999) - CSG Systems International, Inc. (NASDAQ: CSGS) announced today that it recommends that its shareholders reject an unsolicited, below-market offer made by Peachtree Partners for up to 1% of CSG Systems International, Inc.'s outstanding shares. The $20.50 per share offer is dated June 16, 1999 and will expire on July 28, 1999. CSG Systems' management just recently became aware of the offer as a result of an inquiry from a shareholder. As the offer indicates, Peachtree Partners is not affiliated in any way with CSG Systems International, Inc. and Peachtree Partners has had no contact with the company regarding the offer. The offer price of $20.50 per share represents a discount of approximately twenty-seven percent (27%) from yesterday's closing price of $28.1875 on NASDAQ. Any CSG Systems' shareholder who desired to sell his or her shares should therefore be able to obtain a higher price on the NASDAQ exchange than that offered by Peachtree Partners.

These so-called "mini tender offers" have gained considerable notoriety of late, including articles appearing in business publications, such as The Wall Street Journal. Mini tender offers avoid the usual disclosure requirements applicable to tender offers for more than five percent (5%) of targeted company stock. These mini tender offers are the subject of a bulletin posted on the Securities and Exchange Commission's web site entitled "Mini Tender Offers: Beware Of Offers To Buy Your Securities At Below Market Prices." That bulletin can be found at the following address: http://www.sec.gov/consumer/keyword/tminiten.html. CSG Systems encourages its shareholders to access this site to learn of the Commission's perspective on these types of offers.

About CSG Systems, Inc.
Based in Denver, Colorado, CSG Systems, Inc. provides customer care and billing solutions worldwide for the converging communications markets, including cable television, direct broadcast satellite, telephony, on-line services and others. The company offers its clients a full range of processing services, software and support services that automate customer management functions, including billing, sales support, order processing, and invoice analysis for target marketing. In 1998, CSG provided its services to over 1,300 client sites and printed and mailed approximately 325 million bills to its clients' customers.